Exhibit 23.1



INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
CPI Aerostructures, Inc. and Subsidiary


We hereby consent to incorporation by reference in Registration Numbers 333-11669 and 333-42403 on Form S-8 and Registration Numbers 333-08391 and 333-08216 on Form S-3 of our report dated February 4, 2003, except for the second paragraph of Note 15 and Note 16, as to which the date is February 19, 2003, on the consolidated balance sheet of CPI Aerostructures, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the two years in the period then ended, which appear in the December 31, 2002 annual Report on Form 10-KSB of CPI Aerostructures, Inc.


/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 31, 2003